Exhibit 10.1

NEWS RELEASE

Travelers Announces Jay S. Benet to Step Down as Chief Financial Officer; Daniel S. Frey to Assume the Role

Jay Benet will continue to serve on senior leadership team as Vice Chairman

HARTFORD, Conn., Aug. 07, 2018 — The Travelers Companies, Inc. (NYSE: TRV) today announced that, effective Sept. 1, Jay S. Benet will step down from his role as Chief Financial Officer, a position he has held since 2002. Benet will remain on the senior leadership team as Vice Chairman.

“Every milestone in the modern life of this company bears Jay Benet’s mark,” said Chairman and Chief Executive Officer Alan Schnitzer. “His advice was indispensable to my predecessor Jay Fishman for over a decade, and he has been a key partner, mentor and friend to me for more than 10 years. I am deeply grateful for all that he has contributed to this company, and we are fortunate that he will continue to serve as a member of the senior leadership team.”

Daniel S. Frey will succeed Benet and become Executive Vice President and Chief Financial Officer, effective Sept. 1. Frey currently serves as Chief Financial Officer of the company’s Personal Insurance segment, having served in a number of other key financial management roles across Travelers over the past 15 years.

Schnitzer added, “Dan has a proven track record as a finance leader at Travelers. His deep technical expertise, strategic mindset and collaborative style make him the perfect candidate to assume the role as our next CFO as we execute on our perform and transform strategic agenda. I couldn’t be more pleased to have Dan as a partner as he joins our senior leadership team.”

Frey brings to his new role more than three decades of finance and accounting experience. Prior to his current role, Frey served as Chief Financial Officer of the company’s Claim and Field Management organizations. Before joining Travelers, he served as Chief Financial Officer of Spalding Sports Worldwide. He began his career in public accounting at Deloitte & Touche. Frey received a Bachelor of Science degree in accounting from the University of Connecticut.

As Vice Chairman, Benet will support the transition to Frey for a period of time and then take on a variety of responsibilities, including serving as a strategic advisor to the rest of the Travelers senior leadership team.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $29 billion in 2017. For more information, visit www.travelers.com.

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Investors:

Abbe Goldstein, 917.778.6825

afgoldst@travelers.com

Media:

Patrick Linehan, 917.778.6267

plinehan@travelers.com